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                                                                  Exhibit 16(a)


                  PRUDENTIAL-BACHE NATIONAL MUNICIPALS, INC.


                                    EXHIBIT
                               YIELD CALCULATION

                                AS OF  12/31/88

YIELD = 2 * [([(a - b) / (c * d)] + /6/ - i]

   a = dividends & interest earned during the period

   b = expenses accrued for the period

   c = average daily number of shares o/s during the period entitled to receive dividends

   d = maximum offering price per share

Base period = 30 days



            a =    $6,822.984.67

            b =      $923,366.27

            c =   70,978,272,316

            d =           $15.04

        YIELD =             6.72%